CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 08, 2009, relating to the financial statements and financial highlights which appears in the February 28, 2009 Annual Report to Shareholders of Managers AMG Systematic Value Fund and Managers AMG Systematic Mid Cap Value Fund (two of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 26, 2009